EXHIBIT 99.1

S&W Seed Buys Half Interest in 182 Acres
in Imperial Valley

The newly acquired acreage adjoins S&W's existing 1880
acre tract in California's Imperial Valley

This purchase adds to S&W's portfolio of owned and
leased farmland that is dedicated to alfalfa seed production

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - January 7, 2013 - S&W Seed Company (Nasdaq: SANW) announced today that it acquired a one-half interest in an additional 182 acres of producing farmland in Calipatria, California, located in the Imperial Valley. The 182 acres are adjacent to 1,880 acres of farmland that S&W partly purchased and partly leased in July 2012. The newly acquired farmland will be used to expand S&W's production of alfalfa seed.

Mark Grewal, chief executive officer of S&W Seed Company, commented, "Due to the success of our sales and marketing efforts in bringing awareness to the economic advantages of utilizing S&W's proprietary varieties, the company has been making concerted efforts to expand its production. This transaction fits squarely into our strategic objectives to expand production via opportunistic purchasing or leasing of farmland that can be dedicated to growing our proprietary varieties. We believe this gives us a long-term competitive advantage."

Mr. Grewal continued, "Our recent acquisition of Imperial Valley Seeds, as well as the purchase and lease of 1,880 acres in 2012, gives S&W a solid foothold in the Imperial Valley. This is strategically important because of the area's ban on GMO alfalfa, which offers an extra assurance to our customers in Middle Eastern and African countries where GMO seed can't be imported. Also, alfalfa seed grown in the hot Imperial Valley climate is harvested one or two months earlier than other areas in California. Ideally, this means we can ship to the Middle East and North Africa just in time for planting, thereby helping S&W and our customers manage inventory."

The purchase was made by S&W and Coast Imperial Partners as tenants-in-common. S&W paid $819,566, which represented 50% of the total purchase price for the land. The transaction closed on December 31, 2012.

About S&W Seed Company

Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W Seed also offers seed cleaning and processing at its 40-acre facility in Five Points, California and, in 2011, began the commercial launch of its California-based stevia business in response to the growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the Company's 10-K for the fiscal year ended June 30, 2012, and other filings made by the Company with the Securities and Exchange Commission.